Exhibit 8

Principal subsidiaries

at September 30, 2005 (data to U.S. GAAP)

	Equity capital € thousand	Earnings (Losses) € thousand	Equity interest in %
Germany
Ernst Herrmann Ingenieur AG & Co. KG, Berlin	3,700	2,509	100

Europe without Germany
EPCOS OHG, Deutschlandsberg, Austria	82,330	(46,782)	100

EPCOS-Peças e Componentes Electrónicos S.A., Évora, Portugal	51,428	(5,807)	100

EPCOS Electronic Components S.A., Málaga, Spain	787	(3,384)	100

EPCOS s.r.o., Sumperk, Czech Republic	8,198	(2,459)	100

EPCOS SAS, Saint Denis, France	1,153	9,433	100

EPCOS Elektronikai Alkatrész Kft., Szombathely, Hungary	19,747	3,396	100

EPCOS UK Ltd., Bracknell, United Kingdom	1,900	161	100

EPCOS Nordic AB, Kista, Sweden	1,079	434	100

EPCOS Nordic OY, Espoo (Helsinki), Finland	382	261	100

EPCOS Finance B.V., Amsterdam, Netherlands	2,154	80	100

Asia
EPCOS PTE LTD, Singapore	114,760	9,527	100

EPCOS (China) Investment Ltd., Shanghai, China	45,283	8,377	100

EPCOS India Private Ltd., Nashik, India	7,063	1,022	100

EPCOS (Zhuhai FTZ) Co., Ltd., Zhuhai, China	9,649	1,059	100

EPCOS (Wuxi) Co., Ltd., Wuxi, China	13,095	(1,273)	100

EPCOS (Xiaogan) Co., Ltd., Xiaogan, China	3,200	973	76

EPCOS Ferrites Private Ltd., Calcutta, India	(10,836)	(3,828)	100

EPCOS KK, Yokohama, Japan	1,667	169	100

EPCOS (Zhuhai) Co., Ltd., Zhuhai, China	4,590	607	100

EPCOS SDN. BHD., Johore Bahru, Malaysia	16,085	7,660	100

EPCOS (Shanghai), Ltd., Shanghai, China	182	(488)	100

EPCOS Ltd., Hong Kong, China	3,672	—	100

Americas
EPCOS do Brasil Ltda., Gravataí, Brazil	43,219	4,894	100

EPCOS Inc., Iselin, New Jersey, USA	12,434	(892)	100

Crystal Technology, Inc., Palo Alto, California, USA	12,296	1,036	100